Exhibit 10.27
PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
FOR FISCAL YEAR ENDED DECEMBER 31, 2008

Summary of Cash Compensation for
Directors of Peoples Bancorp Inc.

Members of the Board of Directors (the “Board”) of Peoples Bancorp Inc. (“Peoples”), other than Mark F. Bradley, receive a quarterly cash fee of $1,500 for their services.  In addition, directors, other than Mark F. Bradley, receive compensation of $1,250 for each meeting of the Board of Directors attended.

Directors are also compensated for each committee meeting they attend.  On June 12, 2008, the Board, upon the recommendation of the Compensation Committee, approved changes to committee fees:  (1) elimination of tying the fee amount to the duration of a committee meeting; (2) increase in the fees paid to members of the Executive Committee and the Governance and Nominating Committee from $200 to $300 for each committee meeting attended; and (3) increase in the fees paid to members of the Compensation Committee and the Audit Committee from $500 to $600 for each committee meeting attended.  In addition to the per meeting fees, the Chairman of the Compensation Committee receives a cash fee of $750 per quarter and the Chairman of the Audit Committee receives an additional cash fee of $1,250 per quarter.  Mr. Bradley receives no meeting fees in his capacity as a member of the Executive Committee of the Peoples Board.

Each director of Peoples, other than Mark F. Bradley, who also serves as a director of Peoples' national bank subsidiary Peoples Bank, National Association (“Peoples Bank”) receives $600 per quarter and $500 for each regular bi-monthly meeting attended.  Additionally, each director of Peoples who also serves as a Peoples Bank committee member receives $300 for each committee meeting attended.

Mark F. Bradley receives no compensation as a director of Peoples or Peoples Bank.

Thomas J. Wolf receives $150 for each meeting of the Peoples Bank Kentucky/Huntington Leadership Advisory Board he attends, in addition to the previously-mentioned fees for his service as a director of Peoples.

Directors who travel a distance of 50 miles or more to attend a Board or committee meeting of Peoples or Peoples Bank receive a $150 travel fee.  A single travel fee of $150 is paid for multiple meetings occurring on the same day.  Directors who stay overnight to attend a meeting are reimbursed for the actual cost of their overnight accommodations.  Peoples believes these fees are reasonable and partially offset travel expenses incurred by some of the directors living outside the Marietta, Ohio area, where Board of Directors and committee meetings are typically held.